Housecall Medical Resources, Inc.
                           Exhibit 11
      Statement Regarding Computation of Earnings Per Share
            (in thousands, except for per shate data)

                                                                         1995             1996             1997
                                                                         ----             ----             ----
PRIMARY:

Weighted average common shares outstanding                               5,457            7,058           10,236

Net effect of dilutive stock options and warrants -
   based on the treasury stock method using period end
   market price                                                            --              --               --

Adjustment for stock and options issued within
   one year of January 29, 1996 in accordance
   with SAB 83                                                             826              367             --
                                                                       -------          -------          -------
Weighted average common shares and equivalents
   outstanding                                                           6,283            7,425           10,236
                                                                       =======          =======          =======
Net loss attributable to common stockholders
                                                                       $  (630)         $(1,807)        $ (4,970)
                                                                       =======          =======         ========
Net loss per common share:

Loss before extraordinary item                                         $   --           $  --           $  (0.40)
Extraordinary item                                                         --              --              (0.09)

Per share amount                                                       $ (0.10)         $ (0.24)        $  (0.49)
                                                                       =======          =======         ========

FULLY DILUTED:

Weighted average common shares outstanding                               5,457            7,058           10,236

Net effect of dilutive stock options and warrants -
  based on the treasury stock method using period end                       --              --               --
  market price

Adjustment for stock and options issued within
  one year of January 29, 1996 in accordance
  with SAB83                                                               826              410              --
                                                                       -------          -------          -------
Weighted average common shares and  equivalents
  outstanding                                                            6,238            7,468           10,236
                                                                       =======          =======          =======
Net loss attributable to common stockholders                           $  (630)         $(1,807)         $(4,970)
                                                                       =======          =======          =======
Net loss per commmon share:

  Loss before extraordinary item                                       $   --           $  --            $ (0.40)
  Extraordinary Item                                                       --              --              (0.09)
                                                                       -------          -------          -------
Per share amount                                                       $ (0.10)           (0.24)         $ (0.49)
                                                                       =======          =======          =======